Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FOURTH QUARTER & FISCAL 2016 RESULTS;
RECORD 28NM & 20NM SALES, DIVIDEND RAISED FOR 11th CONSECUTIVE YEAR

SAN JOSE, CA, April 27, 2016-- Xilinx, Inc. (Nasdaq: XLNX) today announced fourth quarter fiscal 2016 sales of $571 million, up 1% sequentially, and up 1% from the fourth quarter of the prior fiscal year. Fourth quarter net income was $145 million, or $0.54 per diluted share. Fiscal 2016 sales were $2.21 billion, down 7% from the prior fiscal year. Fiscal 2016 net income was $551 million, or $2.05 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.33 per outstanding share of common stock, an increase from the current dividend of $0.31 per share. The quarterly dividend increase will be effective in the June quarter, payable on June 8, 2016 to all stockholders of record at the close of business on May 18, 2016.

Additional fourth quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q4 FY 2016	Q3 FY 2016	Q4 FY 2015	Q-T-Q	Y-T-Y
Net revenues	$571	$566	$567	1%	1%
Operating income	$178	$160	$159	11%	12%
Net income	$145	$131	$135	11%	8%
Diluted earnings per share	$0.54	$0.49	$0.50	10%	8%

“Momentum from our new products continued in the fourth fiscal quarter of 2016 with sales from 20nm products significantly exceeding $25 million and sales from the 28nm product family achieving record levels,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Although fiscal 2016 experienced volatility from the wireless communications segment, Xilinx delivered its third consecutive generation of products to market ahead of the competition, enabling substantial PLD share gains. Additionally, our consistent and robust profitability enabled Xilinx to increase its dividend for the eleventh time since initiating the program in 2004."

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4 FY 2016	Q3 FY 2016	Q4 FY 2015	Q-T-Q	Y-T-Y
North America	32%	32%	32%	2%	0%
Asia Pacific	38%	41%	37%	-5%	3%
Europe	21%	17%	21%	18%	0%
Japan	9%	10%	10%	-8%	-4%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4 FY 2016	Q3 FY 2016	Q4 FY 2015	Q-T-Q	Y-T-Y
Communications & Data Center	43%	43%	41%	0%	5%
Industrial, Aerospace & Defense	40%	41%	42%	-1%	-3%
Broadcast, Consumer & Automotive	17%	16%	17%	6%	1%

Net Revenues by Product:

	Percentages			Growth Rates
	Q4 FY 2016	Q3 FY 2016	Q4 FY 2015	Q-T-Q	Y-T-Y
New	49%	47%	41%	3%	21%
Mainstream	23%	23%	25%	4%	-7%
Base	24%	26%	30%	-6%	-20%
Support	4%	4%	4%	-1%	5%

Products are classified as follows:

New products: UltraScale+,Ultrascale, 7-series and Spartan-6 products.
Mainstream products: Virtex-6, Virtex‐5, and CoolRunner‐II products.
Base products: Virtex‐4, Virtex‐II, Virtex‐E, Spartan-3, Spartan-II, Spartan, CoolRunner and XC9500 products.
Support products: Configuration solutions, Software & Support/Services.

Key Statistics:
(Dollars in millions)

	Q4 FY 2016	Q3 FY 2016	Q4 FY 2015
Annual Return on Equity (%)*	21	21	24

Operating Cash Flow	$123	$290	$166

Depreciation Expense	$12	$13	$14

Capital Expenditures	$15	$6	$6

Combined Inventory Days	102	119	136

Revenue Turns (%)	49	49	51

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights - Fiscal 2016

•
Xilinx commenced shipments of several of its unique versions of its 16nm UltraScale+ portfolio covering all three families: Virtex, Kintex and Zynq. These products closely follow the delivery of our 20nm UltraScale family, which includes the industry’s only 20nm high-end FPGA. Three consecutive generations of leadership technology at 28nm, 20nm and 16nm showcase the execution of our world class development in collaboration with our foundry partner, TSMC.

•
The Company’s highly successful 20nm Ultrascale family approached $100M in sales in fiscal 2016, surpassing the Company’s forecasts in every quarter of the fiscal year. This family, which includes the PLD industry’s only high-end family, is receiving adoption in a broad base of applications including wired and wireless communications, test & measurement, industrial and defense applications.

•
The 28nm product family continues on the path to be the PLD industry’s most successful product family in history. Sales from these products reached a record level as Xilinx exited the fiscal year, driven by the Zynq product family which contributed more to incremental sales growth than any other new product in fiscal 2016. Zynq continues to drive new market adoption in areas such as augmented reality, driver assist and machine vision.

•
During fiscal 2016, Xilinx paid its shareholders a record $319 million in dividends and repurchased 9.7 million shares for $443 million. Additionally, Xilinx increased its quarterly dividend by $0.02 per share to $0.33 per share, the 11th consecutive year of dividend increases since initiating its first dividend in 2004. Xilinx has returned 100% of operating cash flow to stockholders in the form of dividend and share repurchase over the past ten years.

•
Xilinx announced strategic collaborations with Qualcomm Technologies, Inc. and IBM to accelerate data center applications. These collaborations are expected to enable higher performance and energy-efficient data center applications through Xilinx FPGA-enabled workload acceleration. Target applications include machine learning, network functions virtualization (NFV), genomics, high performance computing and big data analytics.

•
In the last year, Xilinx completed rollout of its SDx family of software defined development environments, significantly expanding its target user base to a much larger community of systems and software engineers.

Business Outlook - June Quarter Fiscal 2017

•	Sales are expected to be approximately flat sequentially.

•	Gross margin is expected to be 69% to 70%.

•	Operating expenses are expected to be approximately $220 million including $1 million of amortization of acquisition-related intangibles.

•	Other income and expenses are expected to be a net expense of approximately $5 million.

•	Fully diluted share count is expected to be approximately 266 million.

•	June quarter tax rate is expected to be approximately 14%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the March quarter financial results and management's outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 84718595. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the June quarter of fiscal 2017. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

#1622F

Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended			Twelve Months Ended
	April 2, 2016	January 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
Net revenues	$571,066	$566,235	$566,900	$2,213,881	$2,377,344
Cost of revenues	175,799	178,514	170,379	671,907	708,823
Gross margin	395,267	387,721	396,521	1,541,974	1,668,521
Operating expenses:
Research and development	135,645	141,378	131,942	533,891	525,745
Selling, general and administrative	80,277	84,470	79,198	331,652	353,670
Amortization of acquisition-related intangibles	1,244	1,769	2,370	6,550	9,537
Restructuring charges	—	—	24,491	—	24,491
Total operating expenses	217,166	227,617	238,001	872,093	913,443

Operating income	178,101	160,104	158,520	669,881	755,078
Interest and other income (expense), net	(8,263)	(5,053)	958	(33,056)	(15,002)
Income before income taxes	169,838	155,051	159,478	636,825	740,076
Provision for income taxes	24,803	24,232	24,855	85,958	91,860
Net income	$145,035	$130,819	$134,623	$550,867	$648,216
Net income per common share:
Basic	$0.57	$0.51	$0.52	$2.14	$2.44
Diluted	$0.54	$0.49	$0.50	$2.05	$2.35
Cash dividends per common share	$0.31	$0.31	$0.29	$1.24	$1.16
Shares used in per share calculations:
Basic	255,467	256,450	260,857	257,184	265,480
Diluted	268,462	269,611	269,514	268,667	276,123

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	April 2, 2016	March 28, 2015 *
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,337,699	$3,303,061
Accounts receivable, net	307,458	246,615
Inventories	178,550	231,328
Deferred tax assets and other current assets	95,226	154,047
Total current assets	3,918,933	3,935,051
Net property, plant and equipment	283,346	301,038
Long-term investments	220,807	266,902
Other assets	400,068	395,074
Total assets	$4,823,154	$4,898,065

LIABILITIES , TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$307,222	$321,082
Deferred income on shipments to distributors	51,758	66,071
Current portion of long-term debt	587,106	576,053
Total current liabilities	946,086	963,206
Long-term debt	995,835	994,839
Deferred tax liabilities	261,467	289,868
Other long-term liabilities	16,979	14,611
Temporary equity	12,894	23,947
Stockholders' equity	2,589,893	2,611,594
Total Liabilities and Stockholders' Equity	$4,823,154	$4,898,065

* Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended			Twelve Months Ended
	April 2, 2016	January 2, 2016	March 28, 2015	April 2, 2016	March 28, 2015
SELECTED CASH FLOW INFORMATION:
Depreciation	$12,060	$13,043	$14,409	$50,828	$55,266
Amortization	4,464	4,441	4,092	17,613	19,648
Stock-based compensation	27,520	31,463	19,959	111,984	99,859
Net cash provided by operating activities	122,934	290,285	166,039	730,102	790,780
Purchases of property, plant and equipment	14,835	6,118	5,937	34,004	29,619
Payment of dividends to stockholders	78,877	79,709	75,608	318,988	306,158
Repurchases of common stock	143,183	100,000	174,994	443,181	651,006
Proceeds from issuance of common stock
to employees and excess tax benefit	33,201	8,768	36,316	67,247	72,323

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,105	$2,145	$1,692	$7,977	$8,101
Research and development	15,131	16,935	9,941	59,692	50,185
Selling, general and administrative	10,284	12,383	7,747	44,315	40,994
Restructuring	—	—	579	—	579